Exhibit 10.11

    Credit Agreement

This agreement dated as of May 1, 2008 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 707 Travis, 7th Floor, Houston, TX 77002, and O.I. Corporation (individually, the “Borrower” and if more than one, collectively, the “Borrowers”), whose address is 151 Graham Road, College Station, TX 77842.

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $6,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Facility A shall be used only for the purpose of (a) acquisition financing (“Acquisition Advances”), and (b) working capital for Borrower’s regular business operations. Borrower shall provide advice to Bank of the purpose of each advance made under Facility A in form and substance reasonably satisfactory to Bank, and in the form of Exhibit A if Bank shall request.

A. Required Paydown and Reduction in Facility A after Acquisition Advances. If (i) Borrower shall have requested and received Acquisition Advances with an aggregate amount of $1,000,000.00 or more, and (ii) the Line of Credit Note shall have had an aggregate principal balance continuously exceeding $3,000,000.00 for more than 90 days (the 90th day being a “Reduction Trigger Date”), then on the 180th day after both such conditions first shall have occurred (a “Required Reduction Date”), the maximum face amount of Facility A shall be reduced by an amount equal to the total principal balance outstanding on the Required Reduction Date. To the extent the outstanding principal balance of the Line of Credit Note shall exceed maximum face amount of Facility A as so reduced on the Required Reduction Date, Borrower shall make a repayment of principal on the Required Reduction Date so as to comply with the reduction in face amount of Facility A. After the occurrence of any Required Reduction Date, if the conditions described in the first sentence shall again occur, there will be another Reduction Trigger Date and Required Reduction Date and the foregoing provisions concerning them shall be applicable.

B. Borrowing Base. The aggregate principal amount of advances outstanding at any one time under Facility A (the “Aggregate Outstanding Amount”) shall not exceed the Borrowing Base or the maximum principal amount then available under Facility A, whichever is less (the “Maximum Available Amount”). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. “Borrowing Base” means the aggregate of:

1. 85% of the book value of all Eligible Accounts; plus

2. 40% of the lower of cost (determined using the first-in, first-out method of inventory accounting) or wholesale market value, as determined by the Bank, of all Eligible Inventory

C. Covenant to Provide Additional Security. In the event that total combined outstanding balance of all Notes under Facility A shall in the aggregate continuously exceed $4,000,000.00 for more than 90 days, Borrower shall promptly upon notice by Bank provide to Bank a first priority perfected security interest in all of its Equipment (as defined in the Uniform Commercial Code) excluding any Equipment subject to lien disclosed to Bank prior to the date of this agreement, on terms and conditions and otherwise acceptable to Bank in form and substance.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this agreement, the following terms have the following respective meanings:

A. “Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered.

B. “Account Debtor” means the Person obligated on an Account.

C. “Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

D. “Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

E. “Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

F. “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

G. “Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this agreement.

H. “Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

I. “Eligible Accounts” means, at any time, all of the Borrower’s Accounts in which the Bank has a first priority continuing perfected Lien and which are earned and invoiced within thirty (30) days of being earned and which contain selling terms and conditions satisfactory to the Bank, are payable on ordinary trade terms, and are not evidenced by a promissory note, other instrument or chattel paper. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) which are not owned by the Borrower free and clear of all Liens, constructive trust, statutory priorities not in favor of the Bank, and claims of Persons other than the Bank; (2) with respect to which the Account Debtor is an Affiliate of the Borrower or otherwise affiliated with or related to the Borrower, including without limitation, any employee, officer, director, Equity Owner or agent of the Borrower; (3) with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, sale-and-return, sale on approval, cash-on-delivery or other terms by reason of which the payment by the Account Debtor may be conditional; (4) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are otherwise Eligible Accounts and are supported by insurance, bonds or other assurances satisfactory to the Bank; (5) subject to the U.S. Office of Foreign Asset Control Special Designated Nationals and Blocked Person’s List, or with respect to which the Account Debtor is otherwise a Person with whom the Borrower or the Bank is prohibited from doing business by any applicable Legal Requirement; (6) which are not payable in U.S. Dollars; (7) with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower; (8) which are subject to dispute, counterclaim, deduction, withholding, defense, or setoff; (9) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor, or which otherwise constitute pre-billed Accounts; (10) which constitute retainage, or are bonded Accounts; (11) with respect to which the Bank determines the creditworthiness, financial or business condition of the Account Debtor to be unsatisfactory; (12) of any Account Debtor who is the subject of any state or federal bankruptcy, insolvency, or debtor-in-relief acts, or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor, or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (13) [deleted and reserved]; (14) which have not been paid in full within ninety (90) days from due date; (15) due from any one Account Debtor to the extent such Accounts constitute more than 20% of all Eligible Accounts; and (16) otherwise determined to be ineligible by the Bank. In no event will the balance of any Account of any single Account Debtor be eligible whenever the portion of the Accounts of such Account Debtor which have not been paid within ninety (90) days from due date is in excess of 20% of the total amount outstanding on all Accounts of such Account Debtor.

J. “Eligible Inventory” means, at any time, all of the Borrower’s Inventory in which the Bank has a first priority continuing perfected Lien except Inventory which is: (1) not owned by it free and clear of all Liens except in favor of the Bank, and claims of Persons other than the Bank; (2) slow moving, obsolete, unsalable, damaged, defective, perishable, or unfit for further processing; (3) work in process; (4) subject to consignment or otherwise in the possession of another Person, unless otherwise agreed to by the Bank in writing; (5) in transit or located outside of the United States; (6) identified to be purchased under a contract under which it has received, or is entitled to receive, an advance payment; (7) determined by the Bank to be ineligible due to licensing, intellectual property, or any Legal Requirements that would make it difficult to sell, lease or use such Inventory; (8) comprised of samples, returns, rejected items, re-work items, non-standard items, odd-lots, or repossessed goods, provided however, that analytical systems obtained as trade-in for upgrades and held for sale shall be eligible up to a gross limit of $500,000 book value; (9) produced in violation of applicable Legal Requirements, including the Fair Labor Standards Act and the regulations and orders of the Department of Labor; or (10) otherwise determined ineligible by the Bank; provided, however, that transportation and storage charges shall be excluded from amounts otherwise included in Eligible Inventory.

K. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

L. “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

M. “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

N. “Inventory” means raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and goods held for sale or lease or furnished under contracts of service and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing.

O. “Intangible Assets” means the aggregate amount of: (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower’s ordinary course of business.

P. “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

Q. “Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

R. “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

S. “Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

T. “Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

U. “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

V. “Permitted Investments” means (1) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (2) fully insured (if issued by a bank other than the Bank) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000.00; (3) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; and (4) Borrower’s holdings of preferred stock existing as of the date of this agreement.

W. “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

X. “Pledgor” means any Person providing Collateral.

Y. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Z. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

AA. “Related Documents” means this agreement, the Notes, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or with any of the Liabilities.

BB. “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

CC. “Tangible Net Worth” means total assets less the sum of Intangible Assets and total liabilities.

2.2

Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. In the event of any conflict or inconsistency between this agreement and the provisions of any other Related

Documents, the provisions of this agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank’s determination, consent, approval or satisfaction is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank’s decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.

3.1	Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B. Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Related Documents in form and substance satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this agreement or any other Related Document; (ii) evidence that each Person (other than the Bank) which is a party to this agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Bank) is duly authorized to do so; and

C. Liens. The termination, assignment or subordination, as determined by the Bank, of all Liens on the Collateral in favor of any secured party (other than the Bank).

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower and any other parties, other than the Bank, in the Related Documents are true on and as of the date of the request for and funding of the extension of credit;

B. No Event of Default. No default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1	Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged or reserved to insure payment.

4.3	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4	Inspection. Permit the Bank, its agents and designees to: (a) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants, at times and intervals as the Bank reasonably determines; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice.

4.5	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A. Within forty-five (45) days after each quarterly period, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested at any time by the Bank, statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized agents.

B. Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing satisfactory to the Bank.

C. Within thirty (30) days after and as of the end of each calendar month in which there was an outstanding principal balance under Facility A on the last day of such calendar month, and if none of the following lists have been provided or are otherwise due as of the end of the immediately preceding calendar month, with any request for an advance under the Credit Facilities, a list of Accounts, aged from date of invoice and certified as correct by one of its authorized agents.

D. A borrowing base certificate, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request, at the following times: (A) within thirty (30) days after and as of the end of each calendar month in which there was an outstanding principal balance under Facility A on the last day of such calendar month, and (B) if no borrowing base certificate has been provided or is otherwise due as of the end of the immediately preceding calendar month, with any request for an advance under the Credit Facilities.

4.6	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (1)all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.7	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person.

4.8	Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

4.9	Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.11	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.12	Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each fiscal quarter, with a certificate executed by its chief financial officer, or other officer or an individual satisfactory to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement or the other Related Documents.

4.13	Organizational Documents. Provide the Bank, within 10 days in each case, notice of any action or proposal adopted by its board of directors to alter, amend or modify any of its Organizational Documents.

5.	Negative Covenants.

5.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A. Dividends. Declare or pay any dividend other than in compliance with its dividend policy as existing on the date of this agreement, or change its dividend policy of $0.20/share total declared and paid annually, at $0.05 paid quarterly.

B. Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, or return any contribution to an Equity Owner; provided however that repurchases of shares in a total aggregate amount not to exceed $500,000 in any period of 12 consecutive months shall be permitted under this subsection so long as no other default results from such repurchases.

C. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) indebtedness reflected in its latest financial statement furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (4) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities; and (5) obligations under capital leases or operating leases not to exceed $100,000 in aggregate amount owing at any one time.

D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business.

E. Liens. Create or permit to exist any Lien on any of its Property except: existing Liens known to and approved by the Bank; Liens to the Bank; Liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities.

F. Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, or sell any assets out of the ordinary course of business; (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses; provided however, notwithstanding the foregoing, Borrower shall be permitted to acquire other firm(s) or business(es) (by asset acquisition and debt assumption or merger where Borrower is the surviving entity) so long as the acquired firm or business in each case is in a line of business substantially similar to Borrower’s, as determined by Bank in its sole good faith discretion, and the total aggregate consideration for all acquisitions made under this proviso shall together be not more than $6,000,000 (cash or market value of other consideration of all kinds (including Borrower’s stock and debt assumed) as determined by Bank in its sole good faith discretion).

H. Subsidiaries. Form, create or acquire any Subsidiary, provided however, that Borrower shall be entitled to receive Bank’s consent in the case of any Subsidiary subject to the condition that prior to formation, creation or acquisition the Subsidiary shall be bound to guaranty all Liabilities and pledge all of its assets as security for the Liabilities, in form and substance on Bank’s usual terms and conditions and otherwise reasonably acceptable to Bank.

I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

J. Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; and (3) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities.

K. Tangible Net Worth. Permit at any time, its Tangible Net Worth to be less than $18,000,000.00 plus an amount equal to 75% of annual net income (if positive) added cumulatively each fiscal year beginning the first fiscal year end occurring after the date of this agreement.

L. Liquidity. Permit at any time its total market value, as determined by Bank, of unencumbered cash and other unencumbered Permitted Investments to be less than $2,000,000.00.

M. EBITDA. Permit its net income plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, plus non-cash non-recurring expense, plus non-cash expenses related to FASB 123 “Accounting for Stock-Based Compensation”, minus non-cash non-recurring income, minus interest income and minus extraordinary gains, all computed for each Test Period, to be less than the Target Amount. As used in this subsection, the term “Test Period” means each rolling period of four consecutive fiscal quarters. The Target Amount shall be the following amounts for the Test Periods ending as follows:

$1,250,000.00 for Test Periods with ending dates through and including September 30, 2008,

$1,500,000.00 for Test Periods ending October 30, 2008 through and including September 30, 2009,

$1,750,000.00 for Test Periods ending October 30, 2009 through and including September 30, 2010,

$2,000,000.00 for all Test Periods thereafter;

provided, however, that for any Test Period ending on a date when the aggregate outstanding amount of Acquisition Advances is more than $3,000,000.00, then the Target Amount shall be $2,000,000.00 EBITDA on a pro forma basis inclusive of acquisition(s).

N. Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

O. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1.

5.3	Financial Statement Calculations. The financial covenant(s) set forth in the Section entitled “Negative Covenants” or in any subsection thereof shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a “Test Period”) ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this agreement (or, if applicable, of the amendment to this agreement which added or amended such financial covenant).

6.	Representations.

6.1

Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this agreement is its exact name as it appears in its Organizational Documents, (c) the execution and delivery of this agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this agreement and the other Related Documents have been duly authorized, executed and delivered by all parties (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it, and no other event has occurred which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries’ financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (h) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) it is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (j) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facilities, (k) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, (l) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose, if the Borrower is other than a natural Person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs; and (m) with respect to the Borrowing Base, (i) each asset represented by it to be eligible for Borrowing Base purposes of this agreement conforms to the eligibility definitions set forth in this agreement (ii) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (iii) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in its physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (iv) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; and (v) each asset is not now and will not at any time hereafter be stored with a bailee, warehouseman, or similar Person without the Bank’s prior written consent, and in such event, it will concurrently at the time of bailment cause any such bailee, warehouseman, or similar Person to issue and deliver to the Bank, warehouseman receipts in the Bank’s name evidencing the storage of the assets.

7.	Default/Remedies.

7.1	Events of Default/Acceleration. If any of the following events occurs, the Notes shall become due immediately, without notice, at the Bank’s option, and the Borrower hereby waives notice of intent to accelerate the maturity of the Notes and notice of acceleration of the Notes upon the occurrence of any of the following events:

A. Any Obligor fails to pay when due any of the Liabilities or any amount payable with respect to any of the Liabilities, or any other debt to any Person with a total principal amount of greater than $25,000 or amount payable thereunder, or under any Note, any other Related Document, or any agreement or instrument evidencing other debt to any Person.

B. Any Obligor or any Pledgor: (i) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

C. In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

D. There is any loss, theft, damage, or destruction of any Collateral with an aggregate value exceeding $10,000.00, not covered by insurance.

E. Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

F. Any Obligor or any of its Subsidiaries or any Pledgor: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

G. A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or any Pledgor or for a substantial part of their respective Property.

H. Any Obligor or any of its Subsidiaries, without the Bank’s written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person other than as expressly permitted in this agreement; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

I. Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries or any Pledgor and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries or any Pledgor consents to the commencement of those proceedings.

J. Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or of any Pledgor or any Collateral, involving an aggregate amount or value in any case exceeding $500,000.

K. Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents; or (iii) the Collateral.

L. There shall occur any change in ownership such that any Person or group of Persons acting in concert (including without limitation any “group” of Persons deemed to be formed for the purpose of acquiring, holding, voting or disposing of Borrower’s voting securities for purposes of the requirement under Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, to file a statement on Schedule 13D with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of that Act) shall own or control more than 35% of equity ownership voting power.

7.2	Remedies; Cure Periods. Subject to the cure periods provided for hereinafter, at any time after the occurrence of a default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A. Cure Periods. Notwithstanding anything to the contrary contained in this agreement or any of the other Related Documents, the Bank shall not exercise its option to accelerate the maturity of the Notes upon the occurrence of (i) a default in payment of money included in the Liabilities, unless the default has not been fully cured within five (5) days after its occurrence, or (ii) a default in timely delivery of any report of financial information provided for in Section 4.5 , unless the default has not been fully cured within ten (10) days after its occurrence. Notwithstanding the existence of any cure period, the Bank shall have no obligation to extend credit governed by this agreement, whether by advance, disbursement of a loan, issuance of a letter of credit or otherwise after the occurrence of any default or event which with the giving of notice or the passage of time or both could become a default or during any cure period. The inclusion of any cure period in this agreement shall have no bearing on the due dates for payments under any of the Related Documents, whether for purposes of calculating late payment charges or otherwise.

B. Remedies Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank’s rights to realize on any Collateral.

C. Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in the Deposits, and the Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this agreement shall be in writing and delivered to the intended party at its address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Related Documents in any other jurisdiction.

8.4	Joint and Several Liability. Each party executing this agreement as the Borrower is individually, jointly and severally liable under this agreement.

8.5	Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Texas, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Texas is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.7	Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.8	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this agreement or any other Related Documents or the Collateral, including any Claims resulting from any Indemnified Person’s own negligence, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.9	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.11	Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this agreement are consummated, the Borrower agrees to pay or reimburse the Bank on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing and waiver of this agreement and/or any Related Document(s), the making, servicing and collection of the Credit Facilities and the realization on any Collateral and any other amounts owed under the Related Documents, including without limitation reasonable attorneys’ fees (including counsel for the Bank that are employees of the Bank or its Affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, Pledgor, or Property of any Obligor, Pledgor, or Collateral. The obligations of the Borrower under this section shall survive the termination of this agreement. Provided however, notwithstanding the foregoing, the initial preparation of this agreement and the Related Documents presented in connection therewith, each in Bank’s standard form, shall be without charge to Borrower.

8.12

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.13	Assignments. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to the Notes or the other Related Documents to JPMorgan Chase & Co., or any of its Subsidiaries or Affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Related Documents. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank.

8.14	Waivers. Each Obligor waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any Obligor’s obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the Person against whom it is being enforced. To the extent not prohibited by any Legal Requirement, each Obligor waives (a) all of its rights under Rule 31, Texas Rules of Civil Procedure, chapter 34 of the Texas Business and Commerce Code, and Section 17.001 of the Texas Civil Practice and Remedies Code; (b) to the extent it is subject to the Texas Revised Partnership Act (“TRPA”) or Section 152.306 of the Texas Business Organizations Code (“BOC”), compliance by the Bank with Section 3.05(d) of TRPA and Section 152.306(b) of BOC; and (c) if the Liabilities are secured by an interest in real Property, all of its rights under Sections 51.003, 51.004, and 51.005 of the Texas Property Code (as amended from time to time).

8.15

Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Bank’s and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any Related Document, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Related Document, or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any Related Document, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. If any portion of the Confidential Information is required to be disclosed by Bank pursuant to judicial action, governmental regulations, or other legal requirements other than to a regulatory agency with supervisory authority over the Bank or any of its affiliates, then to the extent permitted by law, the Bank will promptly (and if reasonably possible before any such disclosure is required) inform Borrower of the existence, terms, and circumstances surrounding such request. Bank will reasonably cooperate with Borrower in Borrower’s efforts to protect the Confidential Information as Borrower may request, and Bank shall be entitled to advance payment and/or advance assurance of reimbursement of any costs and expenses (including costs of counsel) to Bank associated with such cooperation. If, in the absence of a protective order, Bank is compelled as a matter of law to disclose any Confidential Information, it may disclose only that portion of the Confidential Information as Bank reasonably believes is required by law to be disclosed and will use reasonable efforts to obtain confidential treatment for the information.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Address(es) for Notices: 151 Graham Road College Station, TX 77842 Attn: Laura Samuelson	Borrower: O.I. Corporation
By: /s/ J. Bruce Lancaster, CEO Printed Name/Title Date Signed: April 30, 2008

Address for Notices: 707 Travis, 7th Floor Houston, TX 77002 Attn:	Bank: JPMorgan Chase Bank, N.A. By: /s/ Tommie Grant Printed Name/ Title Date Signed: May 1, 2008

EXHIBIT A

REQUEST FOR LOAN Letterhead of Borrower

JPMorgan Chase Bank, N.A.

PO Box 2558

Houston TX

Re: Request for advance under Credit Agreement, Facility A

Attention: Mike Pickerd

Dear                         :

This letter confirms our oral or telephonic request of                         , 20         , for an advance under Facility A and the Line of Credit Note in accordance with that certain Credit Agreement (as amended, restated and supplemented from time to time, the “Agreement”) dated as of                         , 200     between you and us. Any term defined in the Agreement and used in this letter has the same meaning as in the Agreement and/or Line of Credit Note, as the case may be.

The proposed advance is to be in the amount of $                 and is to be made on                         , 20        .

The advance will be:

☐	an Acquisition Advance

☐	an advance for working capital for regular business operations

The proceeds of the proposed advance should be (check one:)

☐	deposited into account number with the Bank.

☐	[other disbursement instruction} .

The proposed Loan shall be:

☐	a Prime Rate Advance.

☐	a LIBOR Rate Advance with an Interest Period of months.

The undersigned hereby certifies that:

(1)	The representations and warranties made by the Borrower in the Agreement and the other Related Documents are true and correct on and as of this date as though made on this date.
(2)	The proposed advance complies with all applicable provisions of the Agreement.
(3)	No Event of Default has occurred and is continuing.
(4)	[if required by the Agreement] A Borrowing Base Report is attached.

Sincerely, BORROWER

By:
Name:
Title: